SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                          July 14, 2003 (July 10, 2003)

                           HEMISPHERX BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                    0-27072                   52-0845822
 (state or other juris-           (Commission              (I.R.S. Employer
diction of incorporation)         File Number)           (Identification No.)

         1617 JFK Boulevard, Philadelphia, Pennsylvania             19103
        (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (215) 988-0080

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

      On July 10, 2003, the Company closed a private placement to two institutional investors of 6% senior secured convertible debentures due July 31, 2005 in the aggregate principal amount of $5,426,000 (the "Debentures") and Warrants to purchase an amount of shares of Common Stock equal to 20% of the shares issuable upon conversion of the Debentures. The terms of the Debentures are substantially similar to those issued to these two investors in March 2003.

      Funding to the Company from the Debentures will be in stages. It is anticipated that initial funding will occur on July 15,2003.

      For a complete description of this transaction, see the Securities Purchase Agreement, Form of Convertible Debenture, Form of Warrant and Registration Rights Agreement filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Report and incorporated herein by reference.

To assure that there are adequate shares available to be reserved for issuance pursuant to conversion of the Debentures, as payment of interest on the Debentures and upon exercise of the Warrants related thereto, Dr. William A. Carter, the Company's Chairman, President and Chief Executive Officer, has agreed to waive his right to exercise an aggregate of 3,006,650 Company options and warrants (collectively, hereinafter referred to as "Options") held by him unless and until the Company's authorized shares are increased. One of the proposals for the Company's Annual Meeting of Stockholders to be held in September 2003 is an amendment to the Company's certificate of incorporation to increase the authorized shares of common stock from 50,000,000 to 100,000,000 (the "Proposal").

For this waiver of a right to exercise the Options prior to approval of the Proposal and for the possible diminution in value of these Options that could result in the event that the Proposal is not approved, the Company plans to compensate Dr. Carter. Although the specific amounts have not been determined, the method of determining such compensation and potential loss is anticipated to be as follows: The Company's Board of Directors will form a committee (the "Committee") consisting of the three independent directors. The Committee will engage an independent valuation firm to value the Options as of July 10, 2003 and again as of the date prior to the vote on the Proposal. The Committee, with the assistance of the independent valuation firm, will determine the monetary value of the waiver during this period and that amount will be paid to Dr. Carter. In the event that the Proposal does not pass, the Committee, with the assistance of the independent valuation firm, will determine the monetary value of the Options. The Committee will then give Dr. Carter the choice of turning in his Options for an amount equal to this determined value (the "Value Payment") or to continue to hold his Options. If Dr. Carter elects to continue to hold his Options, the Committee, again with the assistance of the independent valuation firm, will determine a formula pursuant to which Dr. Carter would receive cash ("Stock Appreciation Payments") rather than shares of common stock should he exercise any of the Options prior to the time, if ever, adequate authorized but unissued and unreserved shares become available for issuance upon exercise of his Options. In addition, if the Proposal does not pass, the Company will agree to pledge some of its intellectual property as collateral for the Value Payment or the Stock Appreciation Payments. The specific intellectual property to be used as collateral, the valuation of such collateral and the method of sale or license of such intellectual property in the event that sale of the collateral is required, would be determined by the Committee, with the assistance of the independent valuation firm.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits. The following exhibits are filed herewith:

      10.1 Securities Purchase Agreement, dated July 10, 2003, by and among the Company and the Buyers named therein.

      10.2  Form of 6% Convertible Debenture of the Company.

      10.3  Form of Warrant for Common Stock of the Company.

      10.4 Registration Rights Agreement, dated July 10, 2003, by and among the Company and the Buyers named therein.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 HEMISPHERX BIOPHARMA, INC.

July 11, 2003                      By:  /s/ William A. Carter
                                        ----------------------------------
                                        William A. Carter, M.D., President